Exhibit 99.1

Nova Minerals Confirms 216,000 tpa Processing Capacity, Advancing Alaska’s Critical Minerals Hub

Anchorage, Alaska, November 10, 2026 – Nova Minerals Corp (“Nova” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to announce that an engineering and processing capacity assessment of its newly acquired processing plant, which is to be constructed at Port MacKenzie, Alaska, has confirmed front-end crushing, grinding and concentration capacity of approximately 216,000 tonnes per annum (tpa). This substantial processing capacity provides a scalable platform for future commercial antimony production, with capacity modelling indicating potential refined antimony production of up to approximately 20,000 tpa, subject to feed grade, additional downstream refinery equipment and other operating requirements.

The processing infrastructure provides a strong foundation for Nova’s strategy to establish a fully integrated U.S. domestic antimony and critical minerals processing and refining hub in Alaska, with the capability to produce both antimony metal and antimony trisulphide. The facility is also intended to support processing of feedstock from Nova’s Estelle Project and potentially suitable third-party mineral sources, creating opportunities to expand domestic processing capacity and strengthen U.S. critical minerals supply chains.

Highlights

●	216,000 tpa processing capacity: Plant crushing, sorting, grinding and concentration infrastructure provides significant capacity for future commercial operations.

●	Two parallel grinding circuits: Two mill trains, each with approximately 108,000 tpa capacity, provide operational flexibility, staged expansion opportunities, and capacity for additional suitable mineral feedstocks.

●	Phase 1 pilot-scale refinery up to 600 tpa: Initial production of military-grade antimony trisulphide and >99.65% antimony metal is being advanced under the fully funded $43.4 million Department of War (DoW) supported project.

●	Significant full-scale commercial expansion potential: Capacity modelling indicates potential refined antimony production of approximately 9,400 – 20,000 tpa, with 5 – 10% Sb feed grade, subject to additional downstream refinery equipment and other operating requirements.

●	Multi-commodity processing opportunity: Plant infrastructure could also support processing of tungsten, gallium, bismuth, tellurium, arsenic, and other suitable critical mineral feedstocks.

●	Potential regional toll-processing hub: Port MacKenzie provides a strategic processing destination for Nova’s Estelle Project and potentially other third-party mineral producers.

Nova Minerals CEO, Mr. Christopher Gerteisen, commented:

“The confirmation of 216,000 tonnes per annum of front-end processing capacity is a significant milestone for Nova and highlights the strategic value of the infrastructure we have secured at Port MacKenzie.

“While our initial $43.4 million Department of War supported project is focused on establishing production of up to 600 tonnes per annum of refined antimony, the processing infrastructure acquired provides a clear pathway to a substantially larger commercial operation, with additional downstream refining equipment representing the principal requirement for expansion.

“Importantly, this infrastructure also creates opportunities beyond antimony, with the potential to establish Port MacKenzie as a multi-commodity critical minerals processing and refining hub serving Nova’s Estelle Project and other mineral producers throughout Alaska and the broader region.

“Our vision is to develop strategically important domestic processing infrastructure that supports US critical minerals independence, strengthens secure domestic supply chains and positions Alaska as a major participant in the US critical minerals industry.”

216,000 tpa – A Significant Processing Infrastructure Advantage

The modern turnkey processing plant, previously owned and operated by Agnico-Eagle at the Hope Bay Gold Project, has been procured and delivered to Nova’s Port MacKenzie site. The plant incorporates crushing, grinding, gravity, flotation and leaching circuits, together with associated equipment and engineering plans. A Steinert ore sorter has also been separately procured.

The grinding circuit establishes overall processing capacity of approximately 216,000 tpa, comprising two parallel mill trains, each capable of processing approximately 108,000 tpa.

This substantial front-end capacity provides operational flexibility and the ability to progressively expand production without requiring replacement of the major existing processing infrastructure. It also provides a potential capital advantage compared with developing an entirely new processing facility.

Phase 1 Pilot-Scale 600 tpa Refinery – Foundation for Larger Commercial Expansion

Nova is currently advancing its Phase 1 refinery under the $43.4 million DoW supported project, targeting domestic production of military-grade antimony trisulphide in 2027.

Based on extensive metallurgical test-work, Nova has developed a hydrometallurgical flowsheet incorporating leaching, electrowinning, melting and sulphurization to produce military-grade antimony trisulphide, with standard Grade II antimony metal (greater than 99.65% purity) as an intermediate co-product.

The initial refinery is designed to produce up to approximately 600 tpa of refined antimony, with electrowinning capacity representing the principal production constraint. This deliberately staged, pilot-scale development reflects the scope of the DoW funded project and is not representative of the substantially larger processing capacity which will be available through the already acquired front-end plant.

Commercial Expansion - Potential Production of up to 20,000 tpa Refined Antimony

Following successful completion of Phase 1, Nova sees a clear pathway to substantially increasing commercial antimony production by leveraging the existing 216,000 tpa front-end processing infrastructure and installing additional downstream refinery equipment, principally electrowinning and melting capacity.

Depending on feed grade and assuming sufficient downstream refinery capacity, modelling indicates potential refined antimony production of approximately:

●	9,400 tpa based on a 5% antimony feed grade; and

●	20,000 tpa based on a 10% antimony feed grade.

The capacity assessment indicates that additional primary crushing, sorting and grinding equipment would not be required under the modelled production scenarios. The principal expansion requirement would be additional downstream refining capacity.

These scenarios highlight the significant potential of the acquired infrastructure to support a much larger commercial antimony operation as Nova progresses beyond the initial Phase 1 project.

Beyond Antimony – Building America’s Critical Minerals Hub in Alaska

The 216,000 tpa processing platform also creates opportunities beyond antimony, with the potential to process suitable third-party ores and concentrates and evaluate additional critical mineral commodities, including tungsten, gallium, bismuth, tellurium, arsenic, and other strategic elements.

Nova sees the potential for Port MacKenzie to become a regional toll-processing destination, providing third-party mineral producers with access to established processing infrastructure while creating potential additional revenue streams for the Company.

Nova is actively engaged in collaborations with the University of Alaska Fairbanks CORE-CM, the National Science Foundation Critical Mineral Accelerator Engine in Alaska and other US Government programs. The Company is also pursuing additional funding opportunities, with applications submitted and under review, to support development of the Estelle Critical Minerals Project and Port MacKenzie Processing and Refining Hub.

Qualified Persons

The information contained in this report, relating to the process plant modelling, is based on, and fairly and accurately represent the information and supporting documentation prepared by Mr Damian Connelly. Mr Connelly is a full-time employee of METS Engineering who are a Contractor to Nova Minerals Corp, and a Fellow of The Australasian Institute of Mining and Metallurgy. Mr Connelly has sufficient experience which is relevant to the style of mineralization and type of deposit under consideration, and to the activity being undertaken to qualify as a Competent Person as defined in the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Exploration Targets, Mineral Resources and Ore Reserves. Mr Connelly consents to the inclusion in the report of the matters based on the results in the form and context in which they appear.

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a $43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words.

In particular, forward-looking statements contained in this press release refer to the engineering and processing capacity assessment for its planned antimony processing and refining facility at Port MacKenzie, Alaska, including production and processing capacity potential, milling capacity, crushing, sorting, grinding and concentration capacity, modelling results, future commercial antimony production and antimony recovery. Such forward-looking statements are based on engineering assessments and modelling using specified assumptions and are not actual production results or guarantees of future performance. Actual results may differ materially due to a range of risks and uncertainties.

Forward-looking statements are based on Nova Minerals Corp’s current expectations. are subject to inherent uncertainties, risks and assumptions that are difficult to predict and involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Readers are cautioned not to place undue reliance on forward-looking statements. Although the forward-looking statements included in this press release were based on assumptions that Nova Minerals Corp believes are reasonable when made, readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this press release. Any forward-looking statements made in this press release speak only as of the date of those statements, and Nova Minerals Corp undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:
Craig Bentley	Jenna Shinderman	Dave Gentry, CEO
Executive Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-631-918-4047	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: jenna.shinderman@sodali.com	E: NVA@redchip.com